Exhibit 23.2



                            [Letterhead of KPMG LLP]




                          Independent Auditors' Consent



The Board of Trustees
Humphrey Hospitality Trust, Inc:

We consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-54270) of Humphrey Hospitality Trust, Inc. of our report dated March 22, 2002, with respect to the consolidated balance sheet of Humphrey Hospitality Trust, Inc. and subsidiaries as of December 31, 2001, the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2001 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Humphrey Hospitality Trust, Inc.


                                                           /s/ KPMG LLP

April 1, 2002
Baltimore, MD